Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS FIRST QUARTER 2024 RESULTS

Executing Well as Markets Begin to Recover

First MAGMA Greenfield to Start Up Summer 2024

Revising Guidance to Account for Softer Consumer Consumption

PERRYSBURG, Ohio (April 30, 2024) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the first quarter ended March 31, 2024.

	Net Earnings Attributable to the Company Per Share (Diluted)		Earnings Before Income Taxes $M
	1Q24	1Q23	1Q24	1Q23
Reported	$0.45	$1.29	$117	$270

	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M
	1Q24	1Q23	1Q24	1Q23
Non - GAAP	N/A (no adjustments reported)	N/A (no adjustments reported)	$235	$398

“As expected, our first quarter net earnings per share (diluted) were down from historically high performance in the prior year quarter. Lower results primarily reflected the current market downturn that has impacted shipment levels due to softer consumer consumption and inventory destocking across the value chain. While recent consumption trends have been softer than originally anticipated, we have noted a gradual improvement in our year-over-year glass shipment trends since the fourth quarter of 2023. We remain confident in the long-term favorable trajectory for glass packaging demand and strong earnings potential as markets recover over time. Furthermore, we are excited for the start-up of our first MAGMA greenfield plant this summer, as we expect this new innovative technology will create a significant competitive advantage for our company well into the future,” said Andres Lopez, O-I Glass CEO.

Net sales were $1.6 billion in the first quarter of 2024 compared to $1.8 billion in the prior year reflecting slightly lower average selling prices and a 12.5 percent decline in sales volume (in tons). These headwinds were partially offset by favorable foreign currency translation.

Earnings before income taxes was $117 million in the first quarter of 2024 which was down from $270 million in the prior year period, primarily due to lower segment operating profit and higher interest expense which were partially offset by lower retained corporate and other costs.

Segment operating profit was $235 million in the first quarter compared to $398 million in the same period of 2023.

•	Americas: Segment operating profit in the Americas was $102 million compared to $176 million in the prior year period and reflected slightly lower net price as well as the impact of 15 percent lower sales volume (in tons). Operating costs increased due to lower production volumes driven by temporary production curtailments given softer demand which was partially offset by margin expansion initiative benefits. Segment operating profit also benefited $5 million from favorable foreign currency translation.

•	Europe: Segment operating profit in Europe was $133 million compared to $222 million in the prior year period and reflected lower net price as well as the impact of 10 percent lower sales volume (in tons). Operating costs were also higher due to lower production volumes driven by temporary production curtailments given softer demand, lower joint venture earnings and non-recurrence of energy subsidies received in the prior year. These headwinds were partially offset by favorable margin expansion initiative benefits. Segment operating profit was impacted $1 million from unfavorable foreign currency translation.

Retained corporate and other costs were $40 million, down from $60 million in the first quarter of 2023 due to lower corporate spending and management incentives. Net interest expense totaled $78 million which was up from $68 million in the prior year given higher interest rates. The company’s effective tax rate approximated 35 percent in the first quarter of 2024 compared to about 22 percent in the first quarter of 2023 reflecting a shift in regional earnings mix.

Net earnings attributable to the company was $0.45 per share (diluted) in the first quarter of 2024 compared to earnings of $1.29 per share (diluted) in the prior year period.

2024 Outlook

FY24 GUIDANCE
	CURRENT	Prior
Sales Volume Growth (in Tons)	Flat to ▲LSD	▲LSD / MSD
Adjusted Earnings Per Share (EPS)	$1.50 - $2.00	$2.25 - $2.65
Free Cash Flow ($M)	$100 - $150	$150 - $200

O-I has adjusted its full-year guidance for sales volume growth, adjusted earnings per share, and free cash flow.

The company now expects sales volume (in tons) will be flat-to-up low single digits for full year 2024 which compares to the company’s original outlook of low-to-mid single digit growth. A lower growth rate reflects a slower than anticipated rate of consumer consumption recovery following the current market downturn as well as a longer duration of inventory destocking in key end-use categories including wine and spirits. Likewise, the company will incur additional temporary production curtailment costs to balance supply with lower demand, which will be partially mitigated by at least $175 million of margin expansion initiative benefits compared to the original target of more than $150 million. The updated outlook also reflects unfavorable foreign currency translation, higher interest expense and a higher tax rate compared to original guidance.

Management now anticipates full year adjusted earnings will range between $1.50 and $2.00 per share (diluted) and free cash flow should be between $100 and $150 million.

While the pace of consumer recovery is slower than originally anticipated, the company remains confident in the long-term positive trajectory of glass packaging demand, continuing to benefit from mega trends such as premiumization, sustainability, and health and wellness, as well as strong favorable earnings potential as markets recover over time.

Guidance primarily reflects the company’s current view on sales and production volume, mix and working capital trends. O-I’s adjusted earnings outlook assumes foreign currency rates as of April 30, 2024, and a full-year adjusted effective tax rate of approximately 30 to 33 percent compared to the prior outlook of 25 to 27 percent. The adjusted earnings and free cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, currency rates, energy and raw materials costs, supply chain disruptions and labor challenges, among other factors.

Conference Call Scheduled for May 1, 2024

O-I’s management team will conduct a conference call to discuss the company’s latest results on Wednesday, May 1, 2024, at 8:00 a.m. EDT A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the News and Events section. A replay of the call will be available on the website for a year following the event.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s second quarter 2024 earnings conference call is currently scheduled for Wednesday, July 31, 2024 at 8:00 a.m. EDT.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 23,000 people across 68 plants in 19 countries, O-I achieved net sales of $7.1 billion in 2023. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, segment operating profit margin and adjusted effective tax rate provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Segment operating profit margin is calculated as segment operating profit divided by segment net sales. Adjusted effective tax rate relates to provision for income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments divided by earnings before income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted effective tax rate to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, free cash flow relates to cash provided by operating activities plus cash payments to the Paddock 524(g) trust and related expenses less cash payments for property, plant, and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, trade disputes, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, war, civil disturbance or acts of terrorism, natural disasters, public health issues and weather, (2) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current Ukraine-Russia and Israel-Hamas conflicts and disruptions in supply of raw materials caused by transportation delays), (3) competitive pressures from other glass container producers and alternative forms of packaging or consolidation among competitors and customers, (4) changes in consumer preferences or customer inventory management practices, (5) the continuing consolidation of the Company’s customer base, (6) the Company’s ability to improve its glass melting technology, known as the MAGMA program, and implement it within the timeframe expected, (7) unanticipated supply chain and operational disruptions, including higher capital spending, (8) seasonality of customer demand, (9) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (10) labor shortages, labor cost increases or strikes, (11) the Company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (12) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (13) any increases in the underfunded status of the Company’s pension plans, (14) any failure or disruption of the Company’s information technology, or those of third parties on which the Company relies, or any cybersecurity or data privacy incidents affecting the Company or its third-party service providers, (15) risks related to the Company’s indebtedness or changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to generate cash to service indebtedness and refinance debt on favorable terms, (16) risks associated with operating in foreign countries, (17) foreign currency fluctuations relative to the U.S. dollar, (18) changes in tax laws or U.S. trade policies, (19) the Company’s ability to comply with various environmental legal requirements, (20) risks related to recycling and recycled content laws and regulations, (21) risks related to climate-change and air emissions, including related laws or regulations and increased ESG scrutiny and changing expectations from stakeholders, (22) risks related to the Company’s long-term succession planning process and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results of operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31
Unaudited	2024	2023
Net sales	$1,593	$1,831
Cost of goods sold	(1,275)	(1,347)

Gross profit	318	484

Selling and administrative expense	(123)	(147)
Research, development and engineering expense	(21)	(19)
Interest expense, net	(78)	(68)
Equity earnings	25	30
Other expense, net	(4)	(10)

Earnings before income taxes	117	270

Provision for income taxes	(41)	(60)

Net earnings	76	210

Net earnings attributable to noncontrolling interests	(4)	(4)

Net earnings attributable to the Company	$72	$206

Basic earnings per share:
Net earnings attributable to the Company	$0.46	$1.33
Weighted average shares outstanding (thousands)	154,273	154,696

Diluted earnings per share:
Net earnings attributable to the Company	$0.45	$1.29
Weighted average diluted shares outstanding (thousands)	158,467	159,094

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	December 31,	March 31,
Unaudited	2024	2023	2023
Assets
Current assets:
Cash and cash equivalents	$395	$913	$480
Trade receivables, net	801	671	997
Inventories	1,210	1,071	1,019
Prepaid expenses and other current assets	254	229	256
Total current assets	2,660	2,884	2,752

Property, plant and equipment, net	3,551	3,555	3,062
Goodwill	1,458	1,473	1,867
Intangibles, net	250	254	267
Other assets	1,490	1,503	1,477
Total assets	$9,409	$9,669	$9,425

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,170	$1,437	$1,304
Short-term loans and long-term debt due within one year	815	248	345
Other liabilities	617	661	606
Total current liabilities	2,602	2,346	2,255

Long-term debt	4,119	4,698	4,422
Other long-term liabilities	862	881	861
Share owners' equity	1,826	1,744	1,887

Total liabilities and share owners' equity	$9,409	$9,669	$9,425

O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended March 31
Unaudited	2024	2023
Cash flows from operating activities:
Net earnings	$76	$210
Non-cash charges
Depreciation and amortization	125	118
Pension expense	8	7
Stock-based compensation expense	7	19
Cash payments
Pension contributions	(3)	(6)
Cash paid for restructuring activities	(10)	(6)
Change in components of working capital (a)	(492)	(536)
Other, net (b)	19	1
Cash utilized by continuing operating activities	(270)	(193)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(213)	(95)
Contributions and advances to joint ventures		(3)
Net cash payments for hedging activity	(2)
Cash utilized in investing activities	(215)	(98)

Cash flows from financing activities:
Changes in borrowings, net	6	(5)
Shares repurchased	(10)	(10)
Other, net	(13)	(1)
Cash utlilized in financing activities	(17)	(16)
Effect of exchange rate fluctuations on cash	(16)	14
Change in cash	(518)	(293)
Cash at beginning of period	913	773
Cash at end of period	$395	$480

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At March 31, 2024, December 31, 2023 and March 31, 2023, the amount of receivables sold by the Company was $525 million, $542 million and $515 million, respectively. For the three months ended March 31, 2024 and 2023, the Company's use of its factoring programs resulted in decreases of $17 million and $20 million to cash from operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

	Three months ended March 31
Unaudited	2024	2023
Net sales:
Americas	$854	$1,000
Europe	709	799
Reportable segment totals	1,563	1,799
Other	30	32
Net sales	$1,593	$1,831

Earnings before income taxes	$117	$270
Items excluded from segment operating profit:
Retained corporate costs and other	40	60
Interest expense, net	78	68
Segment operating profit (a):	$235	$398

Americas	$102	$176
Europe	133	222
Reportable segment totals	$235	$398

Ratio of earnings before income taxes to net sales	7.3%	14.7%

Segment operating profit margin (b):
Americas	11.9%	17.6%
Europe	18.8%	27.8%

Reportable segment margin totals	15.0%	22.1%

(a)	Segment operating profit consists of consolidated earnings before interest expense, net, and before income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

	Three months ended March 31
Unaudited	Americas	Europe	Total
Net sales for reportable segments- 2023	$1,000	$799	$1,799
Effects of changing foreign currency rates (a)	35	7	42
Price	6	(20)	(14)
Sales volume & mix	(187)	(77)	(264)
Total reconciling items	(146)	(90)	(236)
Net sales for reportable segments- 2024	$854	$709	$1,563

	Three months ended March 31
	Americas	Europe	Total
Segment operating profit - 2023	$176	$222	$398
Effects of changing foreign currency rates (a)	5	(1)	4
Net price (net of cost inflation)	(4)	(11)	(15)
Sales volume & mix	(35)	(17)	(52)
Operating costs	(40)	(60)	(100)
Total reconciling items	(74)	(89)	(163)
Segment operating profit - 2024	$102	$133	$235

(a)	Currency effect on net sales and segment operating profit determined by using 2024 foreign currency exchange rates to translate 2023 local currency results.

Unaudited

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the year ending December 31, 2024 to its most directly comparable GAAP financial measure, Net earnings attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Net earnings attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I GLASS, INC.

Reconciliation to Free Cash Flow and Adjusted Free Cash Flow

(Dollars in millions)

	Current Forecast	Prior Forecast
	for Year Ended	for Year Ended
	December 31, 2024	December 31, 2024
Cash provided by operating activities	$675 to 700	$750
Cash payments for property, plant and equipment	(550 to 575)	(550 to 600)
Free cash flow (non-GAAP)	$100 to 150	$150 to 200